Exhibit 17(a)

EVERY SHAREHOLDER’S VOTE IS IMPORTANT!

VOTE THIS PROXY CARD TODAY!

THREE CONVENIENT WAYS TO VOTE YOUR PROXY.

You can vote your proxies over the Internet, by telephone or by fax – it’s easy and confidential.

INTERNET, TELEPHONE AND FAX VOTING ARE AVAILABLE 24 HOURS A DAY, SEVEN DAYS A WEEK.

If you are voting by Internet, telephone or fax, you should NOT mail your proxy card.

Vote by Internet:
	-	Read the proxy statement and have your proxy card available.
	-	Go to https://vote.proxy-direct.com and follow the on screen directions.
Vote by Telephone:
	-	Read the proxy statement and have your proxy card available.
	-	When you are ready to vote, call toll free 1-866-241-6192.
	-	Follow the recorded instructions provided to cast your vote.
Vote by Fax:
	-	Fax your executed proxy to us toll free at 1-888-796-9932 anytime.

If you have any questions or concerns, please call 1-866-348-1468 from 9:00 a.m. to 11:00 p.m. EDT Monday through Friday, and Saturdays from 12:00 to 6:00 p.m.

Please detach at perforation before mailing.	You may receive additional proxies for other accounts. These are not duplicates; you should sign and return each proxy in order for your votes to be counted.

PROXY

Columbia Management

SPECIAL MEETING OF SHAREHOLDERS to be held March 15, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES.  The undersigned hereby appoints Christopher L. Wilson, J. Kevin Connaughton, Michael G. Clarke and Vincent Pietropaolo and each of them, with full power of substitution to each, to vote all shares at the Special Meeting of Shareholders to be held at One Financial Center, Boston, Massachusetts, on March 15, 2006 at 10:00 a.m. Eastern Time and at any and all adjournments, as specified herein and in accordance with their best judgment, on any other business that may properly come before the meeting.

Your vote is important, no matter how many shares you own.  Please vote on the reverse side of this proxy card and sign in the space(s) provided.  Return your completed proxy card in order for your votes to be counted.

VOTE VIA THE INTERNET: https://vote.proxy-direct.com

VOTE VIA THE TELEPHONE: 1-866-241-6192

Note: Please sign exactly as name or names appear hereon. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Shareholder sign here

Co-owner sign here

Date	CNM_15317

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

EVERY SHAREHOLDER’S VOTE IS IMPORTANT!

VOTE THIS PROXY CARD TODAY!

FUND

Columbia High Yield Fund, Variable Series

Please detach at perforation before mailing.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BELOW AND, ABSENT DIRECTION, WILL BE VOTED FOR THE PROPOSAL LISTED BELOW.  THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE HOLDER’S BEST JUDGMENT AS TO ANY OTHER MATTER.

THE TRUSTEES UNANIMOUSLY RECOMMEND A VOTE FOR THE PROPOSAL:

PLEASE MARK BOXES BELOW IN BLUE OR BLACK INK AS FOLLOWS.  Example:

To approve an Agreement and Plan of Reorganization, as described in the accompanying combined Proxy Statement/Prospectus.

	FOR	AGAINST	ABSTAIN
Columbia High Yield Fund, Variable Series	☐	☐	☐